Exhibit 99.1

Contact:	Chris Papa Post Properties, Inc. (404) 846-5028

Post Properties Announces Fourth Quarter 2012 Earnings

Investor/Analyst Conference Call Scheduled for Tuesday, February 5 at 10:00 a.m. ET

ATLANTA, Monday, February 4, 2013 – Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $17.9 million, or $0.33 per diluted share, for the fourth quarter of 2012, compared to net income of $3.0 million, or $0.06 per diluted share, for the fourth quarter of 2011.

Net income available to common shareholders for the year ended December 31, 2012, was $80.3 million, or $1.48 per diluted share, compared to net income of $19.3 million, or $0.38 per diluted share, for the year ended December 31, 2011.

The Company’s net income available to common shareholders for the three months ended December 31, 2012 included a loss on the early extinguishment of indebtedness of $4.0 million. In addition, the Company’s net income available to common shareholders for the year ended December 31, 2012 included a gain of $6.1 million on the sale of an asset.

The Company’s net income available to common shareholders for the three months and year ended December 31, 2011 included a loss on the early extinguishment of indebtedness of $6.9 million. In addition, the Company’s net income available to common shareholders for the year ended December 31, 2011 included $1.8 million of costs associated with the Company’s redemption of preferred stock.

Funds From Operations

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the fourth quarter of 2012 was $38.8 million, or $0.71 per diluted share, compared to $20.9 million, or $0.40 per diluted share, for the fourth quarter of 2011. FFO for the fourth quarter of 2012 included the loss on the early extinguishment of indebtedness discussed above totaling $4.0 million, or $0.07 per diluted share. FFO for the fourth quarter of 2011 included the loss on early extinguishment of indebtedness discussed above totaling $6.9 million, or $0.13 per diluted share.

FFO for the year ended December 31, 2012, was $154.3 million, or $2.84 per diluted share, compared to $93.7 million, or $1.83 per diluted share, for the year ended December 31, 2011. FFO for the year ended December 31, 2012, included losses on the early extinguishment of indebtedness of $4.3 million, or $0.08 per diluted share. FFO for the year ended December 31, 2011 included the loss on the early extinguishment of indebtedness and the costs related to the redemption of preferred stock, discussed above, totaling a net reduction to FFO of $8.7 million, or $0.17 per diluted share.

Said Dave Stockert, Post’s CEO, “Strong results in the fourth quarter capped a very productive year. Per share core funds from operations grew by more than 20% in 2012, driven by excellent portfolio performance and opportunistic investing and financing activity. In addition, we achieved a robust pace of condominium closings. The Company enters the new year well positioned to continue growing its core funds from operations. We expect to see ongoing favorable apartment market conditions, and look forward to the bottom-line contribution of our communities in lease-up.”

Same Store Community Data

Average economic occupancy at the Company’s 50 same store communities, containing 18,114 apartment units, was 95.6% and 95.9% for the fourth quarter of 2012 and 2011, respectively.

Total revenues for the same store communities increased 5.8% and total operating expenses increased 7.7% during the fourth quarter of 2012, compared to the fourth quarter of 2011, resulting in a 4.7% increase in same store net operating income (“NOI”). The average monthly rental rate per unit increased 5.9% during the fourth quarter of 2012, compared to the fourth quarter of 2011.

On a sequential basis, total revenues for the same store communities decreased 0.8% and total operating expenses decreased 4.5%, producing a 1.5% increase in same store NOI for the fourth quarter of 2012, compared to the third quarter of 2012. On a sequential basis, the average monthly rental rate per unit increased 0.9%. For the fourth quarter of 2012, average economic occupancy at the same store communities was 95.6%, compared to 96.6% for the third quarter of 2012.

For the year ended December 31, 2012, average economic occupancy at the Company’s same store communities was 96.0%, compared to 95.6% for the year ended December 31, 2011.

Total revenues for the same store communities increased 7.0% and total operating expenses increased 4.4% during 2012, compared to 2011, resulting in a 8.7% increase in same store NOI. The average monthly rental rate per unit increased 6.2% for 2012, compared to 2011.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Information on same store NOI and average rental rate per unit by geographic market is also included in the financial data (Table 3) accompanying this press release.

Development Activity

In December 2012, the Company acquired development land in Austin, Texas, adjacent to its Post South Lamar™ development community, for an aggregate price of approximately $8.5 million. This approximately 3-acre site is expected to be redeveloped in the future to include, subject to revision, approximately 300 luxury apartment units and approximately 7,000 square feet of retail space.

In the aggregate, the Company has 2,046 units in seven apartment communities, and approximately 45,085 square feet of retail space, under development or in lease-up with a total estimated cost of $338.2 million. The Company currently expects to utilize available cash, available borrowings under its unsecured bank credit facilities, or other indebtedness, as well as net proceeds from its on-going condominium sales and its at-the-market common equity sales program to fund future estimated construction expenditures.

In 2012, the Company began leasing units at three of its development communities: the second phase of its Post Carlyle Square™ apartment community located in Washington D.C., its Post South Lamar™ apartment community located in Austin, Texas, and at the third phase of its Post Midtown Square® apartment community in Houston, Texas. As of February 2, 2013, Post Carlyle Square™ – Phase II, Post South Lamar™ and Post Midtown Square®—Phase III were 52.9%, 44.0% and 49.2% leased, respectively.

Financing Activity

Leverage, Line and Term Loan Capacity

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of real estate assets and debt) was 38.5% at December 31, 2012.

In October 2012, the Company prepaid $53.0 million of 5.50% secured debt at par. The mortgage debt was scheduled to mature in early 2013.

In November 2012, the Company took advantage of recent upgrades to its corporate credit ratings to issue $250.0 million of senior unsecured notes bearing interest at 3.375% and due in 2022.

In December 2012, the Company prepaid $130.1 million of 6.30% senior unsecured notes. The notes were scheduled to mature in mid-2013. In connection with the prepayment, the Company recognized an extinguishment loss of $4.0 million related to the prepayment premiums and the write-off of unamortized deferred loan costs.

As of February 1, 2013, the Company had cash and cash equivalents of $83.0 million. Additionally, the Company had no outstanding borrowings, and letters of credit totaling $0.6 million under its combined $330 million unsecured lines of credit. The Company has no principal debt maturities in either 2013 or 2014.

Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.

At-the-Market Common Equity Activity

The Company has available an at-the-market (“ATM”) common equity program that provides for the sale of up to 4 million shares of common stock. Through the fourth quarter and as of February 1, 2013, no shares have been issued under that program. The Company expects to continue to use its ATM program as an additional source of capital and liquidity, to maintain the strength of its balance sheet and to fund its future investment activities. Sales under this program are dependent upon a variety of factors, including, among others, market conditions, the trading price of the Company’s common stock, the Company’s liquidity position and the potential use of proceeds.

Condominium Activity

During the fourth quarter of 2012, the Company closed 27 condominium units at its Austin and Atlanta condominium projects for aggregate gross revenue of $25.7 million. For the full year 2012, the Company closed 96 condominium units for aggregate gross proceeds of $89.7 million. As of February 1, 2013, the Company has, in the aggregate, closed 214 units at the Austin and Atlanta condominium projects and has 16 units under contract. There can be no assurance that condominium units under contract will close.

The Company recognized net gains in FFO of $10.6 million, or $0.19 per diluted share, from condominium sales activities during the fourth quarter of 2012, compared to $0.8 million, or $0.015 per diluted share, during the fourth quarter of 2011.

2013 Outlook

The estimates and assumptions presented below are forward looking and are based on the Company’s future view of the apartment and condominium markets and of general economic conditions, as well as other risks outlined below under the caption “Forward-Looking Statements.” There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.

Based on its current outlook, the Company anticipates that FFO per diluted share for the full year 2013 will be in the range set forth below. The tables below reflect anticipated net gains from condominium sales (for purposes of this discussion, “Condo FFO”) and FFO before Condo FFO (for purposes of this discussion, “Core FFO”).

Current Outlook
Core FFO	$2.46 -$2.56
Condo FFO	$0.20 -$0.37
FFO	$2.66 -$2.93

Same Store Assumptions	Current Outlook
Revenue	4.25% -5.25%
Operating expenses	4.25% - 5.25%
Net operating income (NOI)	4.00% - 5.50%

The above estimates of FFO per diluted share are also based on the following assumptions:

•	Projected net operating income from lease up activities, net of operating deficits, expected to contribute approximately $0.13 per diluted share at the mid-point of the estimated range of Core FFO;

•

Projected development expenditures of approximately $125 million in 2013, including planned development starts in the latter half of the year, funded with available cash, retained cash flow and net proceeds from condominium sales;

•

Projected decrease in capitalized interest and development overhead costs, expected to cause Core FFO to decline by approximately $0.05 per diluted share in 2013, offset in large part by decreased interest expenditures resulting from 2012 refinancing activities;

•

In the aggregate, projected 3-4% increase in general and administrative expenses, corporate property management expenses and investment and development expenses (gross of amounts capitalized to development projects), including expenses relating to planned information technology systems upgrades in 2013;

•

Decreases in interest and other income (specifically, litigation settlements, tax increment financing interest and technology investment gains that were realized in 2012) that are expected to cause miscellaneous income to decline by approximately $0.03 per diluted share in 2013; and

•

Projected weighted average diluted shares of approximately 55.1 million for the full year 2013, with no share issuance under the Company’s ATM program required to fund the investment activity included in the Company’s guidance.

The Company anticipates that net income available to common shareholders will be in the range of $1.05 to $1.35 per diluted share for 2013. The difference between net income available to common shareholders and FFO per diluted share is depreciation on real estate assets, which is anticipated to be $1.58 to $1.61 per diluted share for 2013.

Supplemental Financial Data

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results, investment activity, financing activity, balance sheet and properties. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the For Investors/Financial Reports/Quarterly and Other Reports section of the Company’s website at www.postproperties.com.

The ability to access the attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at http://get.adobe.com/reader/.

Non-GAAP Financial Measures and Other Defined Terms

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are listed below and on page 19 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations - The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations - The Company also uses AFFO as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of non-cash straight-line, long-term ground lease expense, non-cash impairment charges, debt extinguishment gains (losses) and preferred stock redemption costs. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.

Property Net Operating Income (“NOI”) - The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.

Same Store Capital Expenditures - The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures is the line on the Company’s consolidated statements of cash flows entitled “property capital expenditures,” which also includes revenue generating capital expenditures.

Debt Statistics and Debt Ratios - The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) interest coverage ratios; (2) fixed charge coverage ratios; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; (8) a ratio of consolidated income available for debt service to annual debt service charge; and (9) a debt to annualized income available for debt service ratio. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity, and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.

The Company uses income available for debt service to calculate certain debt ratios and statistics. Income available for debt service is defined as net income (loss) before interest, taxes, depreciation, amortization, gains on sales of real estate assets, non-cash impairment charges and other non-cash income and expenses. Income available for debt service is a supplemental measure of operating performance that does not represent and should not be considered as an alternative to net income or cash flow from operating activities as determined under GAAP, and the Company’s calculation thereof may not be comparable to similar measures reported by other companies, including EBITDA or Adjusted EBITDA.

Property Operating Statistics - The Company uses average economic occupancy, gross turnover, net turnover and percentage increases in rent for new and renewed leases as statistical measures of property operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage. Gross turnover is defined as the percentage of leases expiring during the period that are not renewed by the existing residents. Net turnover is defined as gross turnover decreased by the percentage of expiring leases where the residents transfer to a new apartment unit in the same community or in another Post® community. The percentage increases in rent for new and renewed leases are calculated using the respective new or renewed rental rate as of the date of a new lease, as compared with the previous rental rate on that same unit.

Conference Call Information

The Company will hold its quarterly conference call on Tuesday, February 5, at 10:00 a.m. ET. The telephone numbers are 888-359-3627 for US and Canada callers and 719-457-2727 for international callers. The access code is 1040991. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under For Investors/Event Calendar. The replay will begin at 1:00 p.m. ET on Tuesday, February 5, and will be available until Monday, February 11, at 11:59 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 1040991. A replay of the call also will be archived on Post’s website under For Investors/Audio Archives.

About Post

Post Properties, founded more than 40 years ago, is a leading developer and operator of upscale multifamily communities. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.

Post Properties has interests in 22,218 apartment units in 60 communities, including 1,471 apartment units in four communities held in unconsolidated entities and 2,046 apartment units in seven communities currently under development or in lease-up. The Company is also selling luxury for-sale condominium homes in two communities through a taxable REIT subsidiary.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include, expectations regarding apartment market conditions, expectations regarding use of proceeds from unsecured bank credit facilities, expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, revenue, operating expenses and net operating income, anticipated development activities (including projected construction expenditures and timing), expectations regarding the for-sale condominium business, and expectations regarding offerings of the Company’s common stock and the use of proceeds thereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K for the year ended December 31, 2011 and in subsequent filings with the SEC; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; uncertainties associated with the Company’s real estate development and construction; uncertainties associated with the timing and amount of apartment community sales; exposure to economic and other competitive factors due to market concentration; future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors; the Company’s ability to generate sufficient cash flows to make required payments associated with its debt financing; the effects of the Company’s leverage on its risk of default and debt service requirements; the impact of a downgrade in the credit rating of the Company’s securities; the effects of a default by the Company or its subsidiaries on an obligation to repay outstanding indebtedness, including cross-defaults and cross-acceleration under other indebtedness; the effects of covenants of the Company’s or its subsidiaries’ mortgage indebtedness on operational flexibility and default risks; the effects of any decision by the government to eliminate Fannie Mae or Freddie Mac or reduce government support for apartment mortgage loans; the Company’s ability to maintain its current dividend level; uncertainties associated with the Company’s condominium for-sale housing business, including the timing and volume of condominium sales; the impact of any additional charges the Company may be required to record in the future related to any impairment in the carrying value of its assets; the impact of competition on the Company’s business, including competition for residents in the Company’s apartment communities and buyers of the Company’s for-sale condominium homes and development locations; the Company’s ability to compete for limited investment opportunities; the effects of changing interest rates and effectiveness of interest rate hedging contracts; the success of the Company’s acquired apartment communities; the Company’s ability to succeed in new markets; the costs associated with compliance with laws requiring access to the Company’s properties by persons with disabilities; the impact of the Company’s ongoing litigation with the U.S. Department of Justice regarding the Americans with Disabilities Act and the Fair Housing Act as well as the impact of other litigation; the effects of losses from natural catastrophes in excess of insurance coverage; uncertainties associated with environmental and other regulatory matters; the costs associated with moisture infiltration and resulting mold remediation; the Company’s ability to control joint ventures, properties in which it has joint ownership and corporations and limited partnership in which it has partial interests; the Company’s ability to renew leases or relet units as leases expire; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; and the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission; increased costs arising from health care reform; any breach of the Company’s privacy or information security systems. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
OPERATING DATA
Total revenues	$86,101	$77,749	$334,911	$305,316
Net income available to common shareholders	$17,931	$2,979	$80,251	$19,254
Funds from operations available to common shareholders and unitholders (Table 1)	$38,828	$20,911	$154,349	$93,664

Weighted average shares outstanding - diluted	54,518	52,435	54,131	50,808
Weighted average shares and units outstanding - diluted	54,661	52,592	54,278	50,972

PER COMMON SHARE DATA - DILUTED
Net income available to common shareholders	$0.33	$0.06	$1.48	$0.38

Funds from operations available to common shareholders and unitholders (Table 1) (1)	$0.71	$0.40	$2.84	$1.83

Dividends declared	$0.25	$0.22	$0.97	$0.84

1)

Funds from operations available to common shareholders and unitholders per share was computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 218 and 359 for the three months and 310 and 388 for the year ended December 31, 2012 and 2011, respectively. Additionally, diluted weighted average shares and units included the impact of non-vested shares and units totaling 129 and 162 for the three months and 127 and 162 for the year ended December 31, 2012 and 2011, respectively, for the computation of FFO per share. Such non-vested shares and units are considered in the income per share computations under GAAP using the “two-class method.”

Table 1

Reconciliation of Net Income Available to Common Shareholders to

Funds From Operations Available to Common Shareholders and Unitholders

(Unaudited; in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Net income available to common shareholders	$17,931	$2,979	$80,251	$19,254
Noncontrolling interests - Operating Partnership	42	8	217	62
Depreciation on consolidated real estate assets, net	20,566	18,538	78,737	73,878
Depreciation on real estate assets held in unconsolidated entities	289	363	1,199	1,447
Gains on sales of condominiums	(10,578)	(1,757)	(36,273)	(10,514)
Incremental gains on condominium sales	10,578	780	36,273	9,537
Gains on sales of depreciable real estate assets - unconsolidated entities	-	-	(6,055)	-

Funds from operations available to common shareholders and unitholders	$38,828	$20,911	$154,349	$93,664

Funds from operations - per share and unit - diluted (1)	$0.71	$0.40	$2.84	$1.83

Weighted average shares and units outstanding - diluted (1)	54,790	52,754	54,405	51,134

1)

Diluted weighted average shares and units include the impact of dilutive securities totaling 218 and 359 for the three months and 310 and 388 for the year ended December 31, 2012 and 2011, respectively. Additionally, diluted weighted average shares and units included the impact of non-vested shares and units totaling 129 and 162 for the three months and 127 and 162 for the year ended December 31, 2012 and 2011, respectively, for the computation of FFO per share. Such non-vested shares and units are considered in the income per share computations under GAAP using the “two-class method.”

Table 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income

(Unaudited; In thousands)

	Three months ended			Year ended
	December 31, 2012	December 31, 2011	September 30, 2012	December 31, 2012	December 31, 2011
Total same store NOI	$47,890	$45,752	$47,185	$186,343	$171,499
Property NOI from other operating segments	1,529	(204)	1,639	4,040	489

Consolidated property NOI	49,419	45,548	48,824	190,383	171,988

Add (subtract):
Interest income	34	39	20	393	1,021
Other revenues	213	232	209	850	918
Depreciation	(20,973)	(18,880)	(20,334)	(80,145)	(75,263)
Interest expense	(11,855)	(13,672)	(11,816)	(46,419)	(56,791)
Amortization of deferred financing costs	(669)	(712)	(667)	(2,695)	(2,797)
General and administrative	(4,411)	(3,768)	(3,763)	(16,342)	(16,100)
Investment and development	(312)	(148)	(203)	(1,317)	(1,161)
Other investment costs	(242)	(157)	(547)	(1,401)	(1,435)
Gains on condominium sales activities, net	10,578	1,757	10,261	36,273	10,514
Equity in income of unconsolidated real estate entities, net	579	211	475	7,995	1,001
Other income (expense), net	590	389	(137)	1,034	619
Net loss on extinguishment of indebtedness	(4,017)	(6,919)	-	(4,318)	(6,919)

Net income	$18,934	$3,920	$22,322	$84,291	$25,595

Table 3

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Three months ended			Q4 ‘12 vs. Q4 ‘11 % Change	Q4 ‘12 vs. Q3 ‘12 % Change	Q4 ‘12 % Same Store NOI
	December 31, 2012	December 31, 2011	September 30, 2012
Rental and other revenues
Atlanta	$20,807	$19,688	$20,982	5.7%	(0.8)%
Washington, D.C.	13,180	12,691	13,283	3.9%	(0.8)%
Dallas	15,989	15,018	16,261	6.5%	(1.7)%
Tampa	8,851	8,314	8,851	6.5%	0.0%
Charlotte	4,930	4,618	5,013	6.8%	(1.7)%
New York	3,704	3,585	3,709	3.3%	(0.1)%
Houston	3,453	3,189	3,446	8.3%	0.2%
Orlando	2,778	2,592	2,777	7.2%	0.0%
Austin	2,823	2,630	2,845	7.3%	(0.8)%

Total rental and other revenues	76,515	72,325	77,167	5.8%	(0.8)%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	8,280	7,579	8,569	9.2%	(3.4)%
Washington, D.C.	4,147	3,818	4,157	8.6%	(0.2)%
Dallas	6,296	6,062	6,996	3.9%	(10.0)%
Tampa	3,169	2,998	3,275	5.7%	(3.2)%
Charlotte	1,588	1,481	1,675	7.2%	(5.2)%
New York	1,662	1,454	1,612	14.3%	3.1%
Houston	1,341	1,237	1,407	8.4%	(4.7)%
Orlando	967	923	1,042	4.8%	(7.2)%
Austin	1,175	1,021	1,249	15.1%	(5.9)%

Total	28,625	26,573	29,982	7.7%	(4.5)%

Net operating income
Atlanta	12,527	12,109	12,413	3.5%	0.9%	26.1%
Washington, D.C.	9,033	8,873	9,126	1.8%	(1.0)%	18.9%
Dallas	9,693	8,956	9,265	8.2%	4.6%	20.2%
Tampa	5,682	5,316	5,576	6.9%	1.9%	11.9%
Charlotte	3,342	3,137	3,338	6.5%	0.1%	7.0%
New York	2,042	2,131	2,097	(4.2)%	(2.6)%	4.3%
Houston	2,112	1,952	2,039	8.2%	3.6%	4.4%
Orlando	1,811	1,669	1,735	8.5%	4.4%	3.8%
Austin	1,648	1,609	1,596	2.4%	3.3%	3.4%

Total same store NOI	$47,890	$45,752	$47,185	4.7%	1.5%	100.0%

Average rental rate per unit
Atlanta	$1,227	$1,155	$1,214	6.2%	1.1%
Washington, D.C.	1,889	1,832	1,883	3.1%	0.3%
Dallas	1,170	1,099	1,160	6.5%	0.9%
Tampa	1,361	1,281	1,348	6.2%	1.0%
Charlotte	1,182	1,091	1,167	8.3%	1.3%
New York	3,856	3,749	3,824	2.9%	0.8%
Houston	1,366	1,236	1,338	10.5%	2.1%
Orlando	1,502	1,405	1,487	6.9%	1.0%
Austin	1,475	1,376	1,466	7.2%	0.6%
Total average rental rate per unit	1,382	1,305	1,370	5.9%	0.9%

Table 3 (con’t)

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Year ended
	December 31, 2012	December 31, 2011	% Change
Rental and other revenues
Atlanta	$82,080	$76,782	6.9%
Washington, D.C.	52,426	49,954	4.9%
Dallas	63,093	58,587	7.7%
Tampa	34,839	32,514	7.2%
Charlotte	19,451	17,919	8.5%
New York	14,683	14,097	4.2%
Houston	13,503	12,305	9.7%
Orlando	10,927	10,167	7.5%
Austin	11,130	10,051	10.7%

Total rental and other revenues	302,132	282,376	7.0%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	32,753	31,259	4.8%
Washington, D.C.	16,274	15,897	2.4%
Dallas	26,474	25,446	4.0%
Tampa	12,871	12,202	5.5%
Charlotte	6,625	6,549	1.2%
New York	6,567	6,086	7.9%
Houston	5,393	5,213	3.5%
Orlando	4,013	3,935	2.0%
Austin	4,819	4,290	12.3%

Total	115,789	110,877	4.4%

Net operating income
Atlanta	49,327	45,523	8.4%
Washington, D.C.	36,152	34,057	6.2%
Dallas	36,619	33,141	10.5%
Tampa	21,968	20,312	8.2%
Charlotte	12,826	11,370	12.8%
New York	8,116	8,011	1.3%
Houston	8,110	7,092	14.4%
Orlando	6,914	6,232	10.9%
Austin	6,311	5,761	9.5%

Total same store NOI	$186,343	$171,499	8.7%

Average rental rate per unit
Atlanta	$1,199	$1,124	6.7%
Washington, D.C.	1,868	1,812	3.1%
Dallas	1,146	1,070	7.1%
Tampa	1,332	1,243	7.2%
Charlotte	1,146	1,055	8.6%
New York	3,800	3,705	2.6%
Houston	1,315	1,205	9.1%
Orlando	1,465	1,370	6.9%
Austin	1,441	1,331	8.3%
Total average rental rate per unit	1,353	1,274	6.2%

Table 4

Computation of Debt Ratios

(In thousands)

	As of December 31,
	2012	2011
Total real estate assets per balance sheet	$2,191,708	$2,075,517
Plus:
Company share of real estate assets held in unconsolidated entities	58,726	70,065
Company share of accumulated depreciation - assets held in unconsolidated entities	11,158	12,573
Accumulated depreciation per balance sheet	842,925	767,017

Total undepreciated real estate assets (A)	$3,104,517	$2,925,172

Total debt per balance sheet	$1,102,464	$970,443
Plus:
Company share of third party debt held in unconsolidated entities	49,531	59,601

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,151,995	$1,030,044

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (B÷A)	37.1%	35.2%

Total debt per balance sheet	$1,102,464	$970,443
Plus:
Company share of third party debt held in unconsolidated entities	49,531	59,601
Preferred shares at liquidation value	43,392	43,392

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$1,195,387	$1,073,436

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A)	38.5%	36.7%